                                                                     Exhibit 2.1


                    AGREEMENT AND PLAN OF MERGER FOR THE P MERGER
                    ---------------------------------------------


     This Agreement and Plan of Merger for the P Merger (this "AGREEMENT"), dated as of February 9, 1998, is entered into by and among, Premier Parks Inc., a Delaware corporation ("PARENT"), Premier Parks Holdings Corporation, a Delaware corporation ("HOLDCO") and a direct, wholly-owned subsidiary of Parent, and Premier Parks Merger Corporation, a Delaware corporation ("MERGER SUB P") and a direct, wholly-owned subsidiary of Holdco, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), by and among, Parent, Holdco, Merger Sub P, PPStar I, Inc., a Delaware corporation ("MERGER SUB S") and a direct, wholly-owned subsidiary of Holdco, the Six Flags Entertainment Company, a Delaware corporation (the "COMPANY"), and the holders (the "SELLERS") of all of the issued and outstanding Company capital stock.

     WHEREAS, Parent has an authorized capitalization consisting of (i) 90,000,000 shares of Common Stock, par value $.05 per share ("PARENT COMMON STOCK"), of which 18,873,111 shares are issued and outstanding as of the date hereof, and (ii) 500,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding as of the date hereof;

     WHEREAS, Holdco has an authorized capitalization consisting of (i) 3,000 shares of Common Stock, par value $.01 per share ("HOLDCO COMMON STOCK"), of which 10 shares are issued and outstanding as of the date hereof and are owned by Parent;

     WHEREAS, Merger Sub P has an authorized capitalization consisting of 3,000 shares of common Stock, par value $.01 per share ("MERGER SUB P COMMON STOCK"), 10 shares of which are issued and outstanding as of the date hereof and are owned by Holdco;

     WHEREAS, the Board of Directors of Parent has determined it to be in the best interest of Parent to effect a change in corporate structure whereby Parent will become the wholly owned subsidiary of Holdco.

     WHEREAS, it is intended that the foregoing structure be effected without a vote of Parent's stockholders pursuant to and in accordance with Section 251(g) of the Delaware General Corporation Law (the "DGCL"); and

     WHEREAS, the Board of Directors of each of Parent, Holdco and Merger Sub P have heretofore approved this Agreement and the P Merger in accordance with the DGCL and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE 1

                                 CERTAIN DEFINITIONS

     Section 1.1 As used in this Agreement, and unless the context requires otherwise, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.


                                      ARTICLE 2

                                     THE P MERGER


     Section 2.1 THE P MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time of the P Merger (as defined in Section 2.2) and in accordance with the DGCL, Merger Sub P shall be merged with and into Parent. Following the P Merger, the separate existence of Merger Sub P shall cease and Parent shall continue as the surviving corporation (the "P SURVIVING CORPORATION").

     Section 2.2 EFFECTIVE TIME. The P Merger shall become effective at the time of filing of a certified copy of this Agreement with the Secretary of State of the State of Delaware as required by the DGCL (the "Effective Time"), which Effective Time shall be prior to the effective time of the merger of Merger Sub S with and into the Company pursuant to Section 2.1 of the Merger Agreement.

     Section 2.3 EFFECTS OF THE MERGERS. The P Merger shall have the effects set forth in Section 259 of the DGCL.


                                      ARTICLE 3

                            CONVERSION OF CAPITAL STOCK OF
                             THE CONSTITUENT CORPORATIONS

     Section 3.1 As of the Effective Time of the P Merger, by virtue of the P Merger and without any action on the part of the holder of any shares of Parent Common Stock or any shares of capital stock of Merger Sub P:

          3.1.1 CONVERSION OF COMMON STOCK OF MERGER SUB P. Each share of Merger Sub P Common Stock issued and outstanding immediately prior to the Effective Time of the P Merger shall be converted into one (1) fully paid and non-assessable share of Common Stock, par value $.05 per share, of the P Surviving Corporation.


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

          3.1.2 CONVERSION OF PARENT TREASURY STOCK. Each share of Parent Common Stock that is owned by Parent or any of its subsidiaries immediately prior to the Effective Time of the P Merger shall be converted into one (1) share of Holdco Common Stock. As of the Effective Time, all such shares of Parent Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As of the Effective Time of the P Merger, each certificate theretofore representing such shares of Parent Common Stock, without any action on the part of Holdco, Parent or the holder thereof shall be deemed to represent a number of shares of Holdco Common Stock equivalent to that number of shares of Parent Common Stock formerly represented by such certificate and shall cease to represent any rights in any shares of Parent Common Stock.

          3.1.3 CONVERSION OF PARENT COMMON STOCK. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the P Merger (other than shares referred to in Section 3.1.2 hereof) shall be converted into one (1) fully paid and nonassessable share of Holdco Common Stock. As of the Effective Time of the P Merger, all such shares of Parent Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As of the Effective Time of the P Merger, each certificate theretofore representing such shares of Parent Common Stock, without any action on the part of Holdco, Parent or the holder thereof, shall be deemed to represent a number of shares of Holdco Common Stock equivalent to that number of shares of Parent Common Stock formerly represented by such certificate and shall cease to represent any rights in any shares of Parent Common Stock.

     Section 3.2    EXCHANGE RATIO FOR PARENT OPTIONS AND PARENT WARRANTS.

          (a) Prior to the Effective Time of the P Merger, Parent and Holdco shall take all requisite action so that, as of the Effective Time of the P Merger, each Parent Option and each Parent Warrant (and each other right to receive shares of Parent Common Stock), in each case outstanding immediately prior to the Effective Time of the P Merger, shall be assumed by Holdco and represent an option or warrant (or other right), as the case may be, to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time of the P Merger, each such Parent Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable Parent Stock Option Plan pursuant to which such Parent Option was granted, and each such Parent Warrant (or other such right) shall continue to have, and shall be subject to, the same terms and conditions, in each case as in effect immediately prior to the Effective Time of the P Merger, except that each such Parent Option or Parent Warrant (or other right) shall be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of Parent Common Stock for which such Parent Option or Parent Warrant (or other right) was exercisable immediately prior to the Effective Time of the P Merger.

          (b) As of the Effective Time of the P Merger, Holdco shall enter into an assumption agreement with respect to each such Parent Option and each such Parent Warrant (or other such right) which, in the case of any Parent Option, Parent Warrant or other right,


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

shall provide for Holdco's assumption of the obligations of Parent under the relevant Parent Stock Option Plan (and any related agreement pursuant to which options, warrants or other rights may have been granted). Prior to the Effective Time of the P Merger, Parent shall make such amendments, if any, to the Parent Stock Option Plans as shall be necessary to permit such assumption in accordance with this Section 3.2(b).

          (c) It is the intention of the parties that, to the extent that any Parent Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time of the P Merger, such Parent Option shall continue from and after the Effective Time to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Parent Option provided by this
Section 3.2 shall satisfy the conditions of Section 424(a) of the Code.

     Section 3.3 ADOPTION OF EMPLOYMENT AGREEMENTS. At the Effective Time, Holdco shall assume all of Parent's obligations to issue restricted stock under the Employment Agreement of Parent, each dated as of July 31, 1997, with each of Kieran E. Burke, Gary Story and James F. Dannhauser and all references therein to Parent Common Stock shall be deemed to be references to Holdco Common Stock from and after the Effective Time.


                                      ARTICLE 4

                              THE SURVIVING CORPORATION

     Section 4.1 CERTIFICATE OF INCORPORATION. At the Effective Time of the P Merger, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time of the P Merger, shall be amended so as to read in its entirety in the form annexed as Exhibit A hereto.

     Section 4.2 BY-LAWS. The by-laws of Parent, as in effect immediately prior to the Effective Time of the P Merger, shall become, from and after the Effective Time of the P Merger, the by-laws of the P Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

     Section 4.3 DIRECTORS. The directors of Parent in office immediately prior to the Effective Time of the P Merger, shall be the directors of the P Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     Section 4.4 OFFICERS. The officers of Parent in office immediately prior to the Effective Time of the P Merger, shall be the officers of the P Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


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

                                      ARTICLE 5

                                      COVENANTS

     Section 5.1 COMPLIANCE WITH SECTION 251(G) OF THE DGCL. Holdco shall take any and all actions required so that the requirements of Sections 251(g)(4) and 251(g)(6) of the DGCL are fully satisfied in connection with the P Merger.


                                      ARTICLE 6

                                 CONDITIONS OF MERGER

     Section 6.1 The obligations of each party hereto to effect the P Merger shall be subject to the satisfaction of the condition that, immediately prior to the Effective Time of the P Merger, the conditions to the obligations of Parent, Holdco and Merger Sub S to effect the merger of Merger Sub S with and into the Company (the "S MERGER") in accordance with the terms of the Merger Agreement shall have been satisfied (or waived as permitted under the Merger Agreement) (other than the conditions set forth in Sections 7.1.3 (with respect to the P Merger), 7.2.3 (with respect to the Sellers' Closing Certificate), 7.2.5 (with respect to the Equity Issuance), 7.2.6 (with respect to the legal opinion) and
7.2.7 (with respect to the tax opinion) of the Merger Agreement and the performance of the covenant set forth in Section 6.29 of the Merger Agreement (collectively, the "EXCEPTED CONDITIONS")), such that subsequent to the Effective Time of the P Merger, the parties to the Merger Agreement are obligated to effect the S Merger upon satisfaction (or waiver as permitted under the Merger Agreement) of the Excepted Conditions.

     Section 6.2 The obligations of Parent and Merger Sub P to effect the P Merger shall be subject to the satisfaction of the condition that immediately prior to the Effective Time of the P Merger, Holdco shall have fully performed its obligations under Article 5 hereof.


                                      ARTICLE 7

                              TERMINATION AND AMENDMENT

     Section 7.1 TERMINATION. This Agreement may be terminated and the P Merger contemplated hereby may be abandoned at any time prior to the Effective Time of the P Merger by action of the Board of Directors of Parent, the Board of Directors of Holdco or the Board of Directors of Merger Sub P if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination


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

and abandonment, this Agreement shall become null and void and neither Parent, Holdco or Merger Sub P, nor their respective stockholders, directors or officers shall have any liability as between and among them with respect to such termination and abandonment.

     Section 7.2 AMENDMENT. Subject to the DGCL, this Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.


                                      ARTICLE 8

                               MISCELLANEOUS PROVISIONS

     Section 8.1    MISCELLANEOUS PROVISIONS.

          8.1.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          8.1.2 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          8.1.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of law of such State (except to the extent that the DGCL is applicable to the transactions contemplated by this Agreement).

          8.1.4     JURISDICTION.

               (a) EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR A TRANSACTION CONTEMPLATED HEREBY MAY ONLY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PRE-PAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESSES PROVIDED FOR NOTICES HEREUNDER.


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

               (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT A COURT LOCATED IN THE STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION, SUIT OR PROCEEDING.

          8.1.5 SEVERABILITY. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken here from by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

          8.1.6 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such other acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.


                                        PREMIER PARKS INC.


                                        By: /s/ James F. Dannhauser
                                           ------------------------------
                                           Name:  James F. Dannhauser
                                           Title:  Chief Financial Officer


                                        PREMIER PARKS HOLDINGS CORPORATION


                                        By: /s/ James F. Dannhauser
                                           ------------------------------
                                           Name:  James F. Dannhauser
                                           Title  Chief Financial Officer


                                        PREMIER PARKS MERGER CORPORATION


                                        By: /s/ James F. Dannhauser
                                           ------------------------------
                                           Name:  James F. Dannhauser
                                           Title  Chief Financial Officer

EXHIBIT A

                                       RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                            PREMIER PARKS OPERATIONS INC.


                                      ARTICLE I

     The name of the corporation is Premier Parks Operations Inc. (hereinafter referred to as the "CORPORATION").


                                      ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.


                                     ARTICLE III

     The nature of the business and purposes to be conducted or promoted are:

     To own, sell, purchase, rent, lease, develop, subdivide, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interests in, encumber, negotiate, convey, transfer or otherwise dispose of, deal with or grant interests in any real estate, or the improvements thereon, including options for a fee, commission or other valuable consideration and negotiate any such activity for others and to engage generally in all aspects of the real estate business;

     To buy, hold, sell and deal in and with goods, wares, merchandise, equipment, tools, machinery, devices, material and every other kind of personal or other property;

     To purchase, construct, manage for others, own and operate dwelling and other houses, apartments, condominiums, commercial buildings and other improvements on real estate, to rent or otherwise use same, and to sell, dispose of or otherwise turn the same to account;

     To buy, acquire, hold sell and deal in stocks, bonds, certificates of participation, securities and other interests;

     To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its rights, privileges or franchises, issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, secured or unsecured, for money borrowed or in payment for property purchased or acquired, or for any other lawful objects;

     To issue shares or other securities, which may be secured or unsecured and may be subordinated to any indebtedness of the Corporation and may be convertible into shares, and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any of such securities;

     To make, enter into and perform leases, contracts, obligations and other agreements of every sort;

     To lend money, secured or unsecured, and give and receive negotiable or non-negotiable instruments therefor; to guarantee, co-sign, indemnify or act as surety with respect to payment or performance of obligations of third parties; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate any property of the corporation to secure any of the foregoing;

     To enter into joint ventures, general, special or limited partnerships as a general, special or limited partner, and any other lawful combinations or associations.

     To engage in any lawful act or activity of which corporations may be organized under the General Corporation Law of Delaware.


                                      ARTICLE IV

     The total number of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $.05 per share.


                                      ARTICLE V

     The name and mailing address of the sole incorporator are as follows:

          Louis J. Price
          800 Park Avenue, 5th Floor
          Oklahoma City, Oklahoma 73102


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

                                      ARTICLE VI

     The Corporation is to have perpetual existence.


                                     ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To adopt, amend, or repeal the Bylaws of the Corporation, subject to the authority of the stockholders to adopt, amend, or repeal the same;

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

     To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.


                                     ARTICLE VIII

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.




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

                                      ARTICLE IX

     Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                      ARTICLE X

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                      ARTICLE XI

     No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 (or any successor section) of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective. Neither the amendment nor repeal of this
Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision.


                                     ARTICLE XII

     Any act or transaction by or involving the Corporation that requires for its adoption under the Delaware General Corporation Law (the "GCL") or this Restated Certificate of Incorporation, the approval of the stockholders of the Corporation, shall also require pursuant to Section 251(g) of the GCL, the approval of the stockholders of Premier Parks Inc. (or any successor by merger) by the same vote as is required by the provisions of the GCL and/or by this Restated Certificate of Incorporation.



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